UNITED STATES
SECURITIES EXCHANGE COMMISSION
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
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Barr Pharmaceuticals, Inc.

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On August 13, 2008, Barr Pharmaceuticals, Inc. (the “Company”) posted the following information on the Company’s intranet.

The subject matter discussed in the following message will be addressed in a Proxy Statement to be filed by Barr Pharmaceuticals, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”) in connection with the proposed merger. We urge you to read it when it becomes available because it will contain important information. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Information about the Company’s directors and executive officers who may be deemed to participate in the solicitation of proxies in respect of the proposed merger, as well as information regarding the interests of the Company and its directors and executive officers in the merger, will be set forth in the proxy statement and other documents filed by the Company with the SEC.
Bruce L. Downey
Intranet Video Message to Barr Employees
Barr Pharmaceuticals, Inc. Logo
Bruce L. Downey
Hello to my colleagues here in the US, in Europe and around the world.
Last week we reported our second quarter earnings and I’m pleased to announce that we earned $0.64 a share compared to the Wall Street projections of $0.53 per share. Needless to say, this news was greeted enthusiastically by Wall Street and received a number of very positive reports from Wall Street analysts.
Apart from the strong earnings, we also experienced strong earnings growth in all three segments of our business. In the US, our generic business grew to $340 million for the quarter compared to $296 million a year ago. In Europe, we sold $217 million worth of product compared to $188 million a year ago. In our propriety business in the US we had $118 million in sales versus $102 million in sales a year ago.
Apart from these strong financial indications of our performance, we met a number of milestones also during the quarter. For example, in the United States we launched the first generic Yasmin product in June, three months ahead of schedule. We also won the

Mirapex patent case at trial and it’s allowed us to reach a favorable settlement on that case later this month.
In addition to these two achievements we continued our strong performance of our R&D program. We ended the quarter with over 70 ANDAs pending in United States, over 350 registrations pending with regulatory authorities in Europe and around the world, and four new drug applications pending at FDA. We also have in the pipeline an additional 120 generic projects and at least a dozen new drug products and generic biologic projects in the works.
Obviously the biggest news at Barr is the announcement that Teva will be acquiring the company for $66.50 a share. This announcement was greeted enthusiastically by our shareholders and by Wall Street analysts. In fact, after the announcement the shares of both Barr and Teva have traded up so that the value of the transaction now exceeds the original announced value and is somewhere in the neighborhood of $68 or $69 per share.
Since the announcement we’ve been very busy. First, we put in place a communication plan to ensure that all employees and stakeholders are fully informed of the developments of the merger process. Second, last week we began meeting with our counterparts at Teva at a senior level to begin the integration planning so that once the transaction closes we’ll be ready to go from the first day to maximize the value of the combined assets. Third, we’ve begun our regulatory work to ensure we secure the necessary government clearances to complete the transaction. Last week we filed with the anti-trust authorities here in the United States and later this month we’ll be making similar filings with the authorities in Canada and the EU. We are also working on the proxy statement, which will be mailed to our shareholders in advance of a shareholder vote sometime in late November or early December. All of this activity is geared toward ensuring that the transaction closes on or before December 19th, 2008.
In the meantime as we work on these projects, it’s also important for us to remember our first priority must be to continue to do the kinds of things we’ve done at Barr to make the company as valuable as it is. I’m sure that all of you will continue to do your work on a daily basis so that in the third and fourth quarters we can report the kinds of earnings we did in the second quarter of this year. I will do everything I can to make that happen and I look forward to working with you over the next several months.